EX-4.2
                                                                    EXHIBIT 4.2

           EMPLOYMENT/CONSULTING AGREEMENT DATED AS OF January 1, 1998 AND NOVEMBER 16, 1999 BETWEEN THE COMPANY AND MICHAEL J. BLACK


EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (hereinafter the "Agreement") is made as if entered into as of the 1st day of January, 1998 by and between Integrated Healthcare Systems, Inc., a Delaware corporation and any and all subsidiaries (hereinafter the "Company"); and Michael J. Black, a Maryland resident (hereinafter "Executive").

WITNESSETH

         The Company and Executive hereby agree as follows:

         1) Retention. The Company hereby engages the Executive to render his services to perform fully the duties to the Company called for hereunder during the terms of this Agreement, and the Executive hereby accepts such employment and agrees to render all services and perform such duties called for hereunder to the best of his ability and to devote such time, energies and skills to such services and duties as are required to perform such service and duties.

         2) Duties and Services. (a) Executive shall serve as Chairman and Chief Executive Officer of the Company. Executive shall perform such duties and services as are customarily performed by an official in these capacities and such other functions as may from time to time be designated by the Board of Directors of the Company consistent with the above office. Executive shall report directly to the Board of Directors of the Company.

                  (b) At the direction of the Board of Directors of the Company, Executive may be assigned different and/or additional duties for either the Company or any subsidiary of the Company; provided, however, that the nature of any and all duties shall be similar in terms of responsibility and prestige to the nature of the duties previously performed by Executive under the terms of this Agreement.

In the event that such different and/or additional duties are assigned to the Executive, Executive shall be entitled to additional compensation only in the event that such duties require him to undertake greater responsibility than he had prior to the assignment of such duties.

         3) Term. Subject only to Sections 5 and 6 hereof, the term of the Agreement shall commence on the date hereof and shall terminate on December 31, 2000; provided, however, that at the option of the Company by written notice to the Executive not less than thirty (30) days prior to the expiration date of this Agreement, the term of this Agreement may be extended for a period of one year to December 31, 2001, and at the additional option of the Company by written notice to the Executive not less than thirty (30) days prior to the extended expiration date of this Agreement the term of this Agreement may be further extended for a period of one year to December 31, 2002.

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         4) Consideration. As full compensation for his services hereunder, the
Company agrees to pay the Executive, and the Executive agrees to accept the following:

                  (a) A salary computed at the initial rate of One Hundred Forty Five Thousand Dollars ($145,000.00 ) per annum, payable in such installments as salaries are paid to other executive personnel of the Company. Upon approval of the Board of Directors of the Company, the initial salary as provided for in this Section 4(a) may be increased in such amount as shall be determined by the Board of Directors of the Company, in its sole discretion.

                  (b) The Executive shall be entitled to reimbursement of authorized business expenses incurred in connection with the conduct of the Company's business. The authorized costs, record keeping and reimbursement shall conform to the Company's standard policy with regard thereto established by the Board of Directors of the Company from time to time.

                  (c) In the event the Company implements a 401(k) plan, the Executive shall be entitled to be a participant in such plan. The Executive shall be entitled to life insurance, medical insurance, disability insurance and other fringe benefits in accordance with standard policy affecting senior Company executives, if any, as established by the Board of Directors of the Company from time to time, including, without limitation, any fringe benefits more specifically described herein.

                  (d) Executive shall be entitled to 20 days of paid vacation each fiscal year, in addition to those holidays normally established for all employees of the Company, which vacation shall not be carried over from year to year, but Executive shall be entitled to compensation for any accrued but unpaid vacation at the earlier of the end of each fiscal year of the Company, or the termination of this Agreement, as provided herein.

                  (e) In the event the Company adopts a stock option plan for the benefit of its employees and the employees of its subsidiary corporations, upon the adoption of such stock option plan, Executive will be a participant in the plan. Until such time as the Company does adopt a qualified stock option plan, the Executive is entitled to receive a minimum of 100,000 and up to 250,000 warrants per year of his employment at an exercise price not less than the most recent issued warrant by the Company. Should there be a change in control of the Company (change of control is herein defined as the issuance of new shares of the Company's common stock in an amount greater than 50% of the number of outstanding shares of the Company's common stock as of the date of this agreement), and prior to such change of control, the Company agrees to accept as payment for the exercise of any outstanding warrants in the Executive's possession a promissory note issued by the Executive to the Company, payable in twenty four months from the date of issuance of the promissory note with an interest rate of six percent (6%) per annum.

         5) Termination for Cause. The Company may terminate Executive's employment hereunder, immediately upon written notice to executive, for "cause," as hereinafter defined, in which event the Company shall pay Executive's compensation pursuant to Section 4 hereof through the date of such written notice of termination, and the Company shall continue any medical, disability and life insurance provided pursuant to Section 4(c) for ninety days after the effective date of such termination. For purposes of

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this Agreement, "cause" for termination of the Executive `s employment shall exist only if:

                  (a) Executive repeatedly breaches any of the material terms or conditions of the duties contained in this Agreement, which breaches shall remain uncured by the Executive for a period of sixty (60) days after Executive's receipt of written notice thereof from the Board of Directors alleging with specificity such breaches and the specific actions necessary to remedy same:

                  (b) Executive's willful refusal to follow written directions of the Company's Board of Directors to perform duties consistent with those described in Section 2 of this Agreement, which refusal is not cured within sixty(60)days of Executive's receipt of written notice hereof form the Board of Directors alleging with specificity such refusals and the specific actions necessary to remedy same: or

                  (c) The voluntary resignation by Executive as an employee of the Company.

         In the event that the Executive contests, in any court of competent jurisdiction, the actions of the Company in terminating his employment under this Agreement for "cause", then the Company agrees to pay into the registry of such court the amount of the Executive's salary due pursuant to Section 4(a) from the date of Executive's termination to the date of filing of the court action, and continue to make such payments, and to continue medical, life and disability insurance provided pursuant to Section 4(c) during the pendency of such action, for the remainder of the term of this Agreement. In the event that a court of competent jurisdiction, with all periods of appeal having expired thereon, determines that the Company shall have wrongfully terminated the employment of the Executive hereunder, then the termination shall be treated as a termination without cause pursuant to Section 6 of this Agreement and the Executive shall be paid out of the registry of the court the full amount of back salary from the date of such wrongful termination and in addition, the Company shall pay to the Executive all remaining payments due to Executive for the remainder of the term hereof, together with the Executive" reasonable attorney" fees incurred in such action, and shall continue medical, life and disability insurance provided pursuant to Section 4(c) for the remainder of the term of this Agreement (if any) which sum the Executive shall accept as full liquidated damages (and note as a penalty) arising out of the Company's breach hereof and in lieu of all other rights and remedies then available to the Executive arising therefrom, all of which are hereby knowingly waived by the Executive. In the event that a court of competent jurisdiction, with all periods of appeal having expired thereon, determines that the Company shall not have wrongfully terminated the employment of the Executive hereunder, then at that time the Company shall be entitled to the immediate return of all funds paid into the registry of the court pursuant to this paragraph and shall be entitled to discontinue thereafter medical, life and disability insurance benefits under
Section 4(c).

         6)       Termination Without Cause.

                  (a) This agreement may be terminated by the Company without cause upon ninety (90) days written notice to Executive, provided, however, that the Company shall continue the compensation payments as set forth in Section

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4 hereof, including all benefits, and full payment for all vacation days, for the remainder of the term of the Agreement.

                  (b) This Agreement shall terminate upon the death of the Executive. Upon the death of the Executive, the Company shall pay the compensation pursuant to Section 4(a) hereof for one hundred eighty (180) days after the death of the Executive to the estate of the Executive.

         7) Inventions. Executive agrees, in consideration of his employment, that all inventions, trade secrets and other ideas and processes that may be patented or treated as trade secrets, whether heretofore conceived by him or conceived by him during his employment by the Company, insofar as they relate to the business of the Company or to any technology applied or applicable in such business, shall be and remain the exclusive property of the Company.

         8)   Conflicting Obligation; Competition

                  (a) During the term of this Agreement, Executive shall not, directly or indirectly, alone or as a partner, officer, director or controlling stockholder of any other institution, be engaged in any other commercial activity or continue to assume other commercial affiliations without the written consent of the Board of Directors of the Company.

                  (b) During the term of the Agreement and for a period of one year following the termination or expiration of his employment, executive shall not, directly of indirectly, own, manage, operate, control, be employed by, or participate in the ownership, management, operation, or control of any business similar to the business conducted by the Company at the time of such termination or expiration.

                  (c) During the term of this Agreement and for a period of two years following the termination or expiration of his employment, Executive shall not, directly or indirectly, solicit business of a type then provided by the Company from any person who is then or has been within a period of two years from the date of such termination or expiration a customer of the Company.

                  (d) Executive further agrees that he will not, for a period of one year after termination of his employment, hire or employ, in any capacity in any business in which he shall be interested as a proprietor, partner or stockholder of a corporation engaged in any business competitive with that of the Company, any person who shall have been an employee of the Company within the one year proceeding such employment.

                  (e) The covenants set forth in the Section 8 shall be construed as an agreement independent of any provisions of this Agreement or any other agreement between the Company and Executive and the existence of any claim, defense or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of the provisions of this Section 8.

         9) Propriety Information. Executive recognizes that, on account of and in connection with his employment, he will gain access to and have possession of
(i) the names and addresses of the Company's clients and customers and written compilations thereof, (ii) financial information

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relating to the Company, (iii) information for and about potential acquisitions of other businesses (iv) other information about the conduct of the Company's business. Executive hereby recognizes such information about the conduct of the Company, and agrees not to reveal such information to third parties except with the Company's written consent, or as may be necessary in the ordinary course of performing Executive's duties for the Company or as otherwise directed by the Company, and agrees to turn over to the Company all such records, compilations, files, and memoranda, to the Company upon termination of his employment, and all copies thereof, keeping no such copies for him.

         10) Indemnification. The Company agrees to indemnify and hold the Executive harmless from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses incurred in the defense or litigation, defending against any such claim, damage, loss, or liability or any action in respect thereof), relating to or arising out of the Executive's employment with the Company, including but not limited to the Company's former subsidiary, Integrated Systems Technology,Inc.

         11) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the employment of the Executive by the Company and supersedes any and all previous agreements regarding Executive's employment with the Company provided, however, that the Executive shall be entitled to receive and Company hereby agrees to pay the Executive, any deferred or accrued salary and expenses reflected on the books of the Company as of the date hereof and due to Executive, notwithstanding the termination of the previous agreements regarding Executive's employment with the Company.

         12) Successors and Assigns. The obligations and rights of the Executive shall inure to the benefit of and shall be binding upon him and his personal representatives, and the obligations and rights of the Company shall inure to the benefit of and shall be binding upon it and its successors and assigns.

         13) Interpretation. When the context in which words are used in this Agreement indicates that such is the intent, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and the neuter.

         14) Validity of Agreement. In the event any sentence or paragraph of this Agreement is declared by a court of competent jurisdiction to be invalid, void, or unenforceable, such sentence or paragraph shall be deemed amended to conform to applicable laws as to be valid and enforceable to the fullest extent possible or, if it cannot be so amended without materially altering the intention of the parities as expressed herein, it shall be deemed severed from the remainder of this Agreement and the balance of the Agreement shall remain in full force and effect.

         15) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first set forth above.

                                  "EXECUTIVE"

                                  By: /s Michael J. Black
                                  -----------------------------------
                                  Michael J. Black



                                  "Company"
                                  INTEGRATED HEALTHCARE SYSTEMS, INC.
                                  a Delaware Corporation

                                  By: /s Alan W. Grofe
                                  President


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                        AMENDMENT TO EMPLOYMENT AGREEMENT

Michael J. Black
1220 Crummell Avenue
Annapolis, MD  21403

November 16, 1999

Douglas A. Cohn , Chief Executive Officer
Alan W. Grofe, President
H Quotient, Inc.
12030 Sunrise Valley Drive
Suite 205
Reston, VA  20191

Gentlemen:

         With this letter, I propose the following changes to my employment agreement with H Quotient (successor in interest to Integrated Healthcare Systems, Inc,):

     1) That the capacity under which I work with H Quotient, Inc. be changed from Chief Executive Officer to Chief Financial Officer with reporting to the Chief Executive Officer.

     2) The term of employment under this agreement be to December 31, 2000.

     3) That the employment structure be changed to a consulting capacity at $10,000 per month from an annual salary of $145,000.

     All other terms and conditions would remain intact as if no change had occurred.

     If this is acceptable, please indicate your acceptance where appropriate below.

                                                   Sincerely,

                                                   By: /s/ Michael J. Black
                                                   ------------------------
                                                   Michael J. Black


Agreed to and accepted by:


By: /s Douglas A. Cohn
-----------------------
Douglas A, Cohn,
Chief Executive Officer
of HoQuotient, Inc.


By: /s Alan W. Grofe
------------------------
Alan W. Grofe, President
of HoQuotient, Inc.


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